211 EAST 43rd STREET, SUITE 1501
NEW YORK, NEW YORK 10017

Blender Bites Limited

1199 West Hastings St., Suite 800

Vancouver, BC V6E 3T5

Attn: Chelsie Hodge, Chief Executive Officer
chelsie@blenderbites.com

Dear Chelsie,

This agreement (the "Agreement") confirms that Blender Bites Limited (the "Client") is retaining JONESWORKS, LLC and/or its affiliates (the "Company") as its exclusive public relations counsel to provide strategic communications services as described on the attached Schedule A (the "Services").

The initial term of Client's engagement of Company as contemplated in this Agreement shall commence on March 15th, 2023 (the "Commencement Date") and conclude on March 14th, 2024 (the "Initial Term"). This Agreement shall automatically renew for additional one-year periods ("Extension Period(s)") unless notice is received by either party ninety (90) business days prior to the expiration of the Initial Term of this Agreement, or any Extension Period. (The Initial Term and Extension Period(s) are hereinafter referred to as the "Term").

Company shall provide the Services in a professional manner and in accordance with the goals mutually established by Client and Company. Company shall take reasonable steps to keep Client informed of its progress, including current and upcoming placements. Nonetheless, Client understands and agrees that outside factors may affect the implementation of the Services and Company cannot make any representations or warranties that Client's desired placements or publicity will appear in media whenever or wherever desired.

Client shall, in all its dealings with the Company, conduct itself in an honest and professional manner and shall take such actions as may be reasonably requested by Client in order to comply, in all material respects, with the policies of the Canadian Securities Exchange and applicable securities legislation.

As consideration for the Services during the Initial Term, Client hereby agrees to pay the Company a sum of Twenty Thousand Dollars USD ($20,000) per month ("Services Fee"). This first month's Services Fee shall be due at the signing of the agreement. The Services Fee shall automatically increase at the beginning of each Extension Period by an amount equal to the increase in the cost of living for the twelve-month period preceding the commencement of each such Extension Period, as reported in the "Consumer Price Index for All Urban Consumers, New York and Northeastern New Jersey, All Items," published by the United States Department of Labor, Bureau of Labor Statistics (or, if such index is no longer published, a successor or comparable index that is published). If additional public relations services are requested (i.e., services other than those designated on Exhibit A), an additional fee shall be negotiated in good faith between Client and Company prior to the provision of such additional services and such fee shall be payable in advance of the provision of such services.

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Client understands and agrees that Client is responsible for all of Company's reasonable and customary third-party costs and expenses incurred in connection with the Services as well as all travel costs including, but not limited to, airline transportation and accommodations ("Expenses") provided that Client shall pre-approve all such Expenses greater than one thousand dollars USD ($1,000). All air travel shall be no less than business class, all hotel accommodations shall not be less than four stars, and all such air travel and hotel accommodations for which Client approval is required as per the terms of this Agreement, as requested by Client at the time of approval, will be secured through the Client. It is specifically stipulated and agreed that a Company representative shall be entitled to attend all press opportunities originated by Company.

In addition to the Services, it is hereby understood by Client and Company that Company shall use its best efforts to facilitate meetings, deals, and relationships with relevant third parties. In connection with the foregoing, to the extent that Company secures a Third-Party Agreement (as defined below) for Client, Company shall receive a commission fee of ten (10%) of the gross compensation due to Client in connection with such Third-Party Agreement (the "Commission"). For each Third- Party Agreement, (a) such Commission entitlement shall extend for as long as Client accrues compensation under such Third-Party Agreement, irrespective of the Term, expiration or termination of this Agreement; and (b) Client shall remit to Company the Commission payments on terms to be mutually agreed by Client and Company in good faith. As used herein, "Third Party Agreement" means an agreement entered into by or on behalf of Client with a third party and shall include, but be limited to, an agreement regarding Client's merchandising, testimonial, and/or commercial tie-in rights, among other rights Client may license to a third party ("License Rights"). In connection with the foregoing and with respect to the License Rights, Company shall perform one or more of the following services (a) aid/advise in the creation of merchandise (b) implementation of the License Rights and (c) design/market merchandise.

In addition, in the event that Company secures a speaking engagement or appearance for Client, Client hereby agrees to pay the Company twenty (20%) of the total fee due to Client in connection therewith ("Appearance Fees"). If additional services are requested (i.e., services other than those designated in Exhibit A), an additional fee shall be negotiated in good faith between Client and Company prior to the provision of any such additional services and such fee shall be payable in advance of the provision of such services.

With respect to the Services Fee, Client will be billed monthly in advance and payment shall be due to Company no later than fifteen (15) business days of Client's receipt thereof. With respect to Expenses, Client will be billed monthly, and payment shall be due to Company no later than fifteen (15) business days of Client's receipt thereof. Client acknowledges and agrees that in the event that payments due to Company hereunder are not received in accordance with this Agreement, Company reserves the right and is entitled to suspend any services hereunder, including the Services, until such time as all outstanding payments are received by Company only after providing Client with a mandatory two (2) days' notice to cure prior to taking effect.

All final and accepted deliverables provided to Client by Company pursuant to the performance of the Services shall be the property of Client and shall be deemed "work for hire" within the definition of the U.S. Copyright Act and all right title and interest therein shall vest in Client.

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In the course of performing the Services and during Company's engagement hereunder, Company may be given or have access to confidential or proprietary information or material ("Confidential Information") which includes, without limitation, the following types of information or material, in whatever form, both existing and contemplated, regarding Client or any related or affiliated entity: corporate information, including, without limitation, contractual arrangements, marketing plans, production processes, methods and methodologies that are not standard industry practice or that are not generally known, plans, strategies, tables and compilations of business acquired by or on behalf of Client, tactics, policies, resolutions, patents and patent applications, trade mark and trade name applications, and any litigation or negotiations; information concerning suppliers; marketing information, including sales, investment and product plans, client lists, strategies, methods, clients, prospects and market research data; financial information, including cost and performance data, debt arrangements, equity structure, investors and holdings; operational information, including, without limitation, trade secrets, know-how, concepts, data, designs, flow charts, specifications, product plans, technical designs and drawings; and personnel information. Except as stated herein, Company shall not, without Client's prior written consent, disclose to any third party, any Confidential Information. Company shall employ the same standard of care in protecting disclosed Confidential Information as it would employ to protect its own confidential information, but shall in no event use less than reasonable care. Company shall disseminate Confidential Information to its employees and consultants only on a "need-to-know" basis. Company shall cause each of its employees and consultants who have access to Confidential Information to comply with the confidentiality terms of this Agreement in the same manner as Company is bound by the confidentiality provisions of this Agreement, with Company remaining responsible for the actions and disclosures of any such employees and consultants. Company shall not use Confidential Information for any purpose beyond the performance of Company's services hereunder, unless otherwise required by law or a court of competent jurisdiction; provided, that Company provides prompt written notice and reasonable assistance to Client prior to such disclosure, so that Client may seek a protective order or other appropriate remedy to protect against or limit such disclosure. For the avoidance of doubt, Confidential Information shall not include information (a) which is or later becomes publicly available through no wrongful act of Company, (b) known by Company prior to Client's disclosure to Company in connection with this Agreement or (c) independently developed by Company without reliance on information disclosed by Client. Company may use Client's name as part of its client list and publicly acknowledge that it is undertaking work for Client pursuant to this Agreement without specifying the nature of Services.

Upon the expiration or termination of this Agreement and at the request of Client, Company shall return or destroy all of Client's Confidential Information in Company's possession and provide notice to Client of doing so; provided however, Company shall not be required to return or destroy those copies of Confidential Information residing on its backup, disaster recovery or business continuity systems (which is deleted in the ordinary course of business in accordance with the related policies and procedures of Company and/or its representatives, as applicable, or as otherwise required by applicable law or government regulation . The obligations regarding Confidential Information in this Agreement shall remain in effect for the term of this Agreement and thereafter for a period of two (2) years.

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Company shall disseminate undisclosed material information or Confidential Information about the Client only as specifically authorized in writing by the Chief Executive Officer of Client or their specifically authorized delegate (such authorization to be in writing). In providing the Services, Company will comply in all material respects with all applicable federal, provincial and state legislation and regulations, as applicable. Any arrangements made by Company with any other persons with whom Company is involved and with whom Client is not a party, are and will be the sole and exclusive responsibility of Company.

Company acknowledges that Client is a publicly traded company and as such, agrees to refrain from disclosing or discussing any information relating to Company, its personnel, or any aspect of its business, with any third party, in a way or manner which could reasonably be expected to negatively impact Client's stock price, business or business reputation. During the Term and for a period of one year thereafter, Company will not disparage Client or any of its directors or officers, or otherwise take any action which could reasonably be expected to adversely affect the personal or professional reputation of Client or any of its directors or officers. In like measure, during the Term and for a period of one year thereafter, Client will not disparage Company or any of its equity holders, managers or officers, or otherwise take any action which could reasonably be expected to adversely affect the personal or professional reputation of Company or any of its equity holders, managers or officers. Nothing in this paragraph will prevent any party from making any truthful statement to the extent (i) necessary with respect to any litigation involving this Agreement in the forum in which such litigation takes place, (ii) required by law, legal process or by any court, arbitrator, mediator or administrative or legislative body or (iii) necessary to rebut any statement made by the other party (or any of its equity holders, directors, managers, officers or employees).

Company understands that Canadian and United States federal and state securities laws impose restrictions on trading of securities based on material non-public information.

In performing the Services, Company agrees and acknowledges that Company is an independent contractor under this Agreement. Nothing contained herein shall be deemed or construed to create an employment relationship or any partnership or joint venture between Company and Client. Neither party shall acquire by virtue of this Agreement any right, capacity or power to act as an agent for the other or to bind the other to any other person, firm or corporation, except with the written agreement of the other if necessary to carry out the purpose and intent of this Agreement.

During the Term and for the two years (2) period following the expiration or termination of this Agreement, Client agrees not to (a) solicit or attempt to solicit for employment any officer, employee or agent of Company (collectively, an "Employee") or (b) employ or attempt to employ, or otherwise induce or attempt to induce any Employee to terminate such Employee's employment or engagement with Company, without Company's prior written consent (collectively, the "Non-Solicitation Obligation").

Either party may terminate this Agreement (a) without cause upon ninety (90) business days' notice to the other party, or (b) upon the other party's material breach of this Agreement provided that the non-breaching party shall furnish notice of such breach to the breaching party and the breaching party shall have five (5) business days from receipt of such notice to cure the breach. If the breach is not cured within such five (5) business day period, the breaching party may terminate this Agreement immediately. Notwithstanding the foregoing, it is stipulated that if Client violates the Non-Solicitation Obligation, Company may terminate this Agreement immediately, without any such cure period. In the event of a termination of this Agreement, Client shall remain liable for all payments due for all Services rendered and Expenses incurred up to the date of termination provided that if the Agreement terminates on a date other than the first of a month, the Services Fee for the final month shall be pro- rated accordingly.

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Company shall have no obligation to indemnify Client for any third-party claims, losses, damages, actions, liabilities, or costs against Client arising out of, resulting from or in connection with Company's representation of Client, the Services, or this Agreement other than for the Company's gross negligence or willful misconduct. Without limiting the foregoing, Company shall not be liable for any delay in or omission of publication or transmission, or for any error in any press or other publication, to the extent that such delay, omission, or error is outside Company's control or is the result of any third party's action or inaction. The indemnity provision herein shall survive the expiration and termination of this Agreement.

This Agreement is the final, complete and exclusive agreement of the parties with respect to the subject matter hereof and supersedes and merges all prior discussions and agreements. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in writing and signed by the party to be charged. Any subsequent change or changes in the Services will not affect the validity or scope of this Agreement.

The parties shall use good faith efforts to resolve any disputes arising in connection with this Agreement and the relationship established hereunder amongst them. To the extent that the parties cannot reach a timely resolution (which shall be no later than twenty (20) business days), any such disputes shall be submitted to final and binding arbitration in New York, New York subject to judicial review for any and all legal error in accordance with the laws of the State of New York. Such arbitration shall be conducted in compliance with the rules of the American Arbitration Association. Each party shall be responsible for its own costs in connection with such arbitration. Notwithstanding the foregoing, in the event of a breach or threatened breach of the Non-Solicitation Obligation, in addition to all other available remedies, Company shall be entitled to injunctive relief from a court of competent jurisdiction without being required to post a bond and without being required to show the inadequacy of money damages. This Agreement shall be governed by, construed under, and enforced in accordance with the laws of the State of New York applicable to agreements made and to be fully performed therein.

If the foregoing offer is acceptable to you, please so indicate by executing this letter and returning to us.

Yours truly,

JONESWORKS, LLC

By:
Stephanie Jones, President

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SCHEDULE A

SCOPE OF WORK

JONESWORKS x Blender Bites

Strategic Development

• Develop a holistic 12-month strategy that includes US launch, executive visibility, product pitching, and execution of PR plan across business, consumer and trade press

Program Execution

• Maintain news engine (Press Calendar) against key themes/months in US and Canada inclusive of product reviews and roundups, new product announcements, trend pieces, brand stories, and key award submissions

• Manage media announcement and interviews for celebrity talent deal

• Coordinate sample fulfilment to key media and select influencers

• Submit and manage executive visibility and thought leadership opportunities for founder with key speaking opportunities, lists, and media interviews

• Create and distribute press releases around noteworthy product and partner announcements (note: IR team to handle financial releases)

Account Management, Measurement and Evaluation

• Conduct bi-monthly Zoom and/or Phone meetings

• Monitor and share media coverage in real-time

• Collaborate with other agency partners to create holistic programs

• Create monthly reports with detail account activities, coverage results, and impressions

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